UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

o	Preliminary Proxy Statement
o	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
x	Definitive Proxy Statement
o	Definitive Additional Materials
o	Soliciting Material under §240.14a-12
OP BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

x	No fee required.
o	Fee paid previously with preliminary materials:
o	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

OP BANCORP
April 16, 2026
Dear Fellow Shareholder:
You are cordially invited to attend the 2026 Annual Meeting of Shareholders, which will be held at 10 a.m., Pacific Daylight Time (PDT) on Thursday, May 28, 2026, at OP Bancorp’s offices, located at 1000 Wilshire Boulevard, Suite 500, Los Angeles, California 90017.
The accompanying Notice of Annual Meeting and proxy statement describe the matters to be considered at the meeting and provide additional information about OP Bancorp. We have also enclosed our 2025 Annual Report.
We have elected to deliver our proxy materials to shareholders over the internet and will mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for the 2026 Annual Meeting and our 2025 Annual Report to Shareholders. The notice also provides instructions on how to vote by telephone or online, as well as how to request a paper copy of the proxy materials by mail.
Shareholders planning to attend the Annual Meeting are asked to notify the Company at least 24 hours in advance by calling (213) 892-9999, emailing IRSupport@myopenbank.com, or writing to OP Bancorp, 1000 Wilshire Blvd., Ste. 500, Los Angeles, California 90017, Attn: Investor Relations.
We appreciate your continued support and hope you will join us at the Annual Meeting. Whether or not you plan to attend, it is important that your shares be represented. Please sign, date, and promptly return the enclosed proxy card. You may also vote electronically via the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.
Sincerely,

Min J. Kim	Sang K. Oh
Chairperson of the Board	President and Chief Executive Officer

1000 Wilshire Boulevard, Suite 500, Los Angeles, California 90017
●  Telephone (213) 892-9999  ●  www.myopenbank.com

OP BANCORP
1000 Wilshire Boulevard, Suite 500
Los Angeles, California, 90017
Notice of Annual Meeting of Shareholders

Date and Time:	Thursday, May 28, 2026, at 10 a.m., Pacific Daylight Time (PDT).

Place:	Company’s offices located at 1000 Wilshire Boulevard, Suite 500, Los Angeles, California 90017.

Items of Business:	1.	Elect 7 directors to serve one-year terms expiring in 2027;
	2.	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2025;
	3.	Ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
	4.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Record Date:	You can vote if you are a shareholder of record on April 2, 2026.

Mailing Date:
The proxy materials are being distributed to our shareholders on or about April 16, 2026, and include our Annual Report, Notice of Annual Meeting, this proxy statement, and proxy or voting instruction card.

Important Notice Regarding the Internet Availability of Proxy Materials:
The proxy statement and Annual Report are available at www.myopenbank.com. Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed proxy card or voting instruction form. Other information contained in or referenced from our website is not incorporated into our proxy materials or our other filings with the Securities and Exchange Commission (“SEC”).
The Company asks that any shareholders who plan to attend the Annual Meeting in person please notify the Company no later than May 15, 2026 by calling (213) 892-9999, emailing us at IRSupport@myopenbank.com, or writing to OP Bancorp, 1000 Wilshire Blvd., Ste. 500, Los Angeles, California 90017, Attn: Investor Relations. This notification is requested as a courtesy: if you present proper documentation showing that you are a shareholder, you will not be denied entrance based on a lack of notice, but we would appreciate your consideration so that we can assure adequate seating and refreshments for all shareholders who plan to attend.

By Order of the Board of Directors,

Jaehyun Park
Executive Vice President
and Corporate Secretary

April 16, 2026
Los Angeles, California

Director Compensation	22
PROPOSAL 1—ELECTION OF DIRECTORS	24
PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	28
PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
OTHER BUSINESS	29
DELINQUENT SECTION 16(A) REPORTS	29
SHAREHOLDER PROPOSALS	29

PROXY STATEMENT FOR OP BANCORP
2026 ANNUAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Internet Availability of Proxy Materials
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the internet, rather than mailing printed copies to each shareholder. On or about April 16, 2026, we are sending shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement for the 2026 Annual Meeting and our 2025 Annual Report. The Notice of Internet Availability also provides instructions on how to vote by telephone or online, as well as how to request a paper copy of the proxy materials by mail. If you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Who is soliciting my proxy and why did you send me this proxy statement?
We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the 2026 Annual Meeting of Shareholders. This proxy statement summarizes the information you need to know to make an informed voting decision at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, and return the enclosed proxy card, or vote electronically by telephone or the Internet by following the instructions on the proxy card. We encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting in person, to ensure your shares are represented.
Along with this proxy statement, we are also providing the 2025 Annual Report, which includes our consolidated financial statements and other important information. In this proxy statement, OP Bancorp is referred to as the “Company”, “we”, “us”, or “our.” and Open Bank as the “Bank.”
Who is paying for this proxy solicitation?

The expenses of soliciting proxies will be paid by OP Bancorp. These costs consist primarily of those associated with preparing, filing, printing and mailing this proxy statement. We do not expect to engage a proxy solicitor in connection with the Annual Meeting, and although our officers and directors may assist or engage in the solicitation of proxies, none of these individuals will be compensated separately for these efforts.
Who is entitled to vote?
We will begin sending this proxy statement, the Notice of Annual Meeting, and the enclosed proxy card on or about April 16, 2026, to all shareholders entitled to vote. Shareholders who were record owners of the Company’s common stock at the close of business on April 2, 2026, are entitled to vote. As of the record date, there were 14,894,239 shares of common stock outstanding.
What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum. We can conduct business at the Annual Meeting only if a quorum is established. Proxies marked as abstentions and broker non-votes will be counted as present for purposes of determining a quorum, but they will not be counted in determining the outcome of any of the matter presented for a vote. If a quorum is not present, the Board of Directors may adjourn the meeting to permit the solicitation of additional proxies.
How many votes do I have?
You are entitled to one vote, in person or by proxy, for each share of common stock you held as of the April 2, 2026, record date, on each matter submitted to shareholders. However, in connection with the election of directors (Proposal 1), you may cumulate your shares (see “What is cumulative voting and how do I cumulate my shares?” on page 3). The proxy card indicates the number of shares you held as of the record date. If you receive more than one proxy or voting instruction form, this likely means you hold shares in multiple accounts or under different names. Please see “What if I receive multiple proxy cards or voting instruction forms?” on page 4 below.
Is voting confidential?
Yes. We maintain a confidential voting policy to protect the privacy of our shareholders’ votes. Under this policy, ballots, proxy cards, and voting instructions returned to banks, brokers, and other nominees are kept confidential. Only the proxy tabulator and the Inspector of Election have access to these materials.
How do I vote by proxy?
You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions on how to vote your shares. If you are a shareholder of record, you may vote by completing, signing, and dating the enclosed proxy card and returning it in the envelope provided. You may also vote electronically by telephone or over the Internet (see page 3). Returning your proxy card does not affect your right to attend the Annual Meeting and vote in person.
If you properly complete and return your proxy card in time, your proxy (one of the individuals named on the card) will vote your shares as you have directed. If you sign the proxy card but do not specify your voting choices, your proxy will vote your shares as recommended by the Board of Directors:
•“FOR” the election of all 7 director nominees;
•“FOR” the non-binding proposal to approve the compensation of our named executive officers for 2025; and
•“FOR” the ratification of Crowe LLP as our independent registered public accounting firm for 2026.
For Proposal 1 (Election of Directors), you may withhold authority to vote for any nominee by marking the proxy card accordingly. Unless authority is withheld, the proxy holders will vote your shares for all nominees listed. Our Bylaws do not permit a shareholder to identify write-in candidates. If a write-in vote is attempted, your proxy will disregard the write-in and vote only for indicated nominees (other than those marked “Withhold”). If any nominee becomes unable or unwilling to serve, which is not anticipated, your proxy will have discretionary authority to vote for a substitute nominee designated by the Board. If additional persons are nominated, your proxy intends to vote in a manner, consistent with cumulative voting, that will maximize the election of the nominees listed on the proxy card. The specific allocation of votes will be determined by the proxy holders in their discretion.
What do I have to do to vote my shares if they are held in the name of my broker?
If your shares are held in “street name,” generally meaning that they are held in a brokerage account or by a nominee, you must vote through your broker. You should receive a voting instruction form asking how you wish to vote your shares. Follow the instructions on that form. (There is no material difference between a proxy and a voting instruction form for street-name shares; the terms are used interchangeably in this proxy statement.) Under applicable rules, brokers may not vote on non-routine matters without instructions from the beneficial owner. A “broker non-vote” occurs when a broker does not vote on a proposal because it is non-routine and no voting instructions were provided. Proposals 1 (Election of Directors) and 2 (Advisory vote to approve executive compensation) are non-routine matters. Proposal 3 (Ratification of independent registered public accounting firm) is a routine matter. Please note that, if your shares are held in street name, you may not vote your shares or change your vote at the Annual Meeting unless you comply with the instructions from your broker.

May I write in a candidate for director who is not identified in the proxy statement?

No. Write-in candidates are not permitted for Proposal 1 (Election of Directors) because Section 2.4 of the Company’s bylaws requires advance notice for any director nominations other than those made by the Board.

What are the procedures for attending the Annual Meeting?
Only shareholders who owned the Company’s common stock at the close of business on April 2, 2026, or their legal proxy holders, may attend the Annual Meeting. Photo identification is required. For shareholders of record, your name will be verified against the list of shareholders as of the record date. For beneficial owners (street name), you must provide proof of ownership as of the record date, such as an account statement dated on or before April 2, 2026. If you do not provide photo identification or required documentation, you will not be admitted. As a courtesy, we ask that you notify us by May 15, 2026, if you plan to attend, so we can ensure seating. You may notify us by calling (213) 892-9999, emailing IRSupport@myopenbank.com or writing to OP Bancorp, 1000 Wilshire Blvd., Ste. 500, Los Angeles, California 90017, Attn: Investor Relations.
How do I vote in person?
If you attend the Annual Meeting and wish to vote in person, and if you hold your shares of record, you will receive a ballot upon arrival. If your shares are held in street name, you must bring a valid power of attorney from your broker, bank, or nominee to vote at the Annual Meeting.
May I vote electronically over the Internet or by telephone?
Yes. Shareholders of record may vote by telephone or over the internet using the instructions provided on the proxy card. These procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been recorded.
If your shares are held through a bank or brokerage firm, you may also be eligible to vote electronically. Most U.S. banks and brokers use Broadridge Financial Solutions (“Broadridge”), which provides internet and telephone voting options. If your Voting Instruction Form (“VIF”) includes these options, follow the instructions provided. If not, please complete and return the VIF in the postage-paid envelope provided.
What is cumulative voting and how do I cumulate my shares?
For Proposals 1 (Election of Directors), California law permits shareholders of a California corporation to use cumulate voting. This means each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. These votes may be allocated to one candidate or distribute among multiple candidates in any proportion.
To use cumulative voting, certain procedural steps must occur. No shareholder may cumulative votes unless (i) the candidates have been identified prior to the Annual Meeting in accordance with our Bylaws, and (ii) at least one shareholder provides notice, before voting begins, of an intention to cumulate votes. If such notice is given, all shareholders entitled to vote may cumulate their votes among the nominated candidates as they choose. The nominees receiving the highest number of votes, up to the number of seats available, will be elected. Because the number of nominees for election at the Annual Meeting is equal to the number of seats available for election, and directors are elected on a plurality basis, cumulative voting will not have an effect on the outcome of the election.
At this time, the proxies named on your proxy card do not intend to cumulate votes unless another shareholder provides notice of an intention to do so. If such notice is given, your proxy may cumulate votes in accordance with the recommendations of the Board of Directors. Discretionary authority to cumulate votes is solicited for with Proposal 1. Cumulative voting does not apply to any other proposal.
May I change my vote after I return my proxy?
Yes. If you already returned your proxy card, or voted by telephone or over the internet, you may change your vote at any time before voting occurs at the Annual Meeting. You may do so by:
•Submitting a new, later-dated proxy card
•Notifying the Company’s Corporate Secretary in writing that you have revoked your proxy.
•Attending the Annual Meeting and voting in person

•If you voted by telephone or over the internet, recording a new vote, or submitting a later-dated proxy card dated
Shareholders whose shares are held in street name must comply with the instructions from their broker in order to change their votes.
What if I receive multiple proxy cards or voting instruction forms?
If you receive more than one proxy card or voting instruction form, your shares are likely registered in different names or held in multiple accounts, for example, individually, jointly, or through a retirement plan, trust, or other entity. Please vote all proxy cards to ensure all your shares are represented. If you wish to consolidate accounts registered in your name, contact our transfer agent, Computershare, at (800) 962-4284. If your shares are held through a bank, broker, or other nominee, please contact them directly.
What vote is required to approve each proposal?
•Proposal 1 - Election of Directors:
Directors are elected by a plurality of votes cast. The seven nominees receiving the most votes will be elected. Votes marked “WITHHOLD AUTHORITY,” abstentions, and non-votes will have no effect. Cumulative voting is permitted as described in “What is cumulative voting and how do I cumulate my shares?” on page 3.
•Proposals 2 and 3 - Advisory Vote to Approve Executive Compensation and Ratification of Independent Registered Public Accounting Firm
Approval requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting on the proposal. Abstentions and broker non-votes have no effect the outcome. Proposal 2 is a non-routine matter, and brokers may not vote without instructions from the beneficial owner. Proposal 3 is considered a routine matter on which brokers may vote without instructions.
What will be the effect of abstentions and broker non-votes on the proposals to be considered at the Annual Meeting?
A broker non-vote occurs when a broker submits a proxy, but does not vote on a proposal because it is non-routine and the broker did not receive voting instructions. For Proposal 1, abstentions have no effect. Broker non-votes generally will not occur because may vote uninstructed shares “FOR” the Board-recommended nominees. For Proposals 2 and 3, abstentions and broker non-votes have no effect because approval requires a majority of shares present and voting.
How will voting on any other business be conducted?
Your proxy card grants discretionary authority to your proxy to vote on any matters properly brought at the Annual Meeting, including procedural matters related to meeting conduct.
How do I obtain an Annual Report?
A copy of our 2025 Annual Report accompanies this proxy statement. To request additional copy at no charge, please write to:
OP Bancorp
1000 Wilshire Boulevard, Suite 500
Los Angeles, California 90017
Attention: Executive Vice President and Corporate Secretary

You may also access information about the Company at www.myopenbank.com. Our website is provided for information purposes only and is not incorporated by reference into this proxy statement. Electronic copies of our filings, including Form 10-K, 10-Q, 8-K, Section 16 filings, and related amendments are available free of charge on our website and on the SEC’s website at www.sec.gov.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table reports the number of the Company’s common stock as of the record date, April 2, 2026, by (i) each person or entity know to the Company to be a beneficial owner of more than 5% of the outstanding common stock, (ii) each director and director nominee, (iii) Named Executive Officers, and (iv) all directors and executive officers, as a group:

	Shares Beneficially Owned		Percent of Class
Beneficial Owners of More Than 5%
Brian Choi (Former Director)	1,293,606	(1)	8.69%
Manulife Financial Corporation	887,695	(2)	5.96%

Beneficial Ownership of Directors and Executive Officers
Non-Executive Directors
Min J. Kim	611,425		4.11%
Yong Sin Shin	497,262		3.34%
Ki Won Yoon	50,410		∗
Myung Shin Sohn	25,626		∗
Hyung J. Kim	6,827		∗
Sunny Kwon	6,827		∗

Named Executive Officers
Sang K. Oh	36,000		∗
Christine Y. Oh	143,896	(3)	∗
Jimmy M. Bang	6,046		∗

All directors and executive officers as a group (13 individuals)	1,423,493	(3)	9.56%

∗ Less than 1%
(1)Based on information as of December 31, 2023 contained in a Schedule 13G/A filed with the SEC on February 9, 2024. The address for Mr. Choi. is 1000 Wilshire Blvd., Suite 500, Los Angeles, CA 90017.
(2)Represents the number of common shares beneficially owned by Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiaries, Manulife Investments (US) LLC (“MIM (US)”) and Manulife Investment Management Limited (“MIML”). The address of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5 and the address of MIM (US) is 197 Clarendon Street, Boston, Massachusetts 02116. The foregoing information has been obtained from the shareholder’s Schedule 13G filed with the SEC on February 16, 2022.
(3)Includes 4,000 shares that are subject to restricted stock units (“RSUs”) vesting within 60 days of April 2, 2026.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors is committed to oversight so as to safe, sound and ethical business practices, clear and accurate financial reporting, and high standards of corporate governance. To support this commitment, the Board regularly reviews its governance policies and practices in light of state corporate laws, federal securities laws, Nasdaq listing standards, and evolving best practices among similarly sized publicly traded bank holding companies to help ensure our policies remain current and compliant while focusing on our mission and core values.
Board of Directors
Board Independence
In 2025, four of the Board’s seven directors were independent directors and are director nominees, as defined under applicable Nasdaq Stock Market rules and regulations, as follows:

Hyung J. Kim
Sunny Kwon
Yong Sin Shin
Myung Shin Sohn
Board and Committee Meeting Attendance
During the fiscal year ended December 31, 2025, the Board of Directors held twelve meetings. Each director serving during 2025 attended all regularly scheduled meetings of the Board, and all meetings of standing Board committees on which he or she served.
Director Attendance at Annual Meetings of Shareholders
The Board believes that director attendance at the Annual Meeting of Shareholders helps demonstrate support for the Company and provides shareholders an opportunity to communicate directly with directors. The Company’s policy is to encourage, but not require, director attendance by each director at the Annual Meeting. All of the directors of the Company are encouraged to attend the Annual Meeting. All directors attended the 2025 Annual Meeting.
Communications with the Board
Shareholders may communicate with the Board of Directors, including any committee of the Board or any individual directors, by writing to the Corporate Secretary, OP Bancorp, 1000 Wilshire Boulevard, Suite 500, Los Angeles, CA 90017, or by e-mail to jaehyun.park@myopenbank.com. To help confirm shareholder status and facilitate a response, communications should include the information set forth below:
•if the person submitting the communication is a security holder, a statement of the type and amount of the Company’s securities held;
•if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company;
•any special interest of the person in the subject matter of the communication, meaning an interest other than in the person’s capacity as a shareholder of the Company; and
•the address, telephone number, and e-mail address (if any) of the person submitting the communication.
Upon receipt, each communication is recorded in an intake log maintained for this purpose, including the name of the person submitting the communication, the date and time of receipt, the required identifying information described above, and a brief description of the subject matter. The intake log also reflects the action taken with respect to the communication. The Corporate Secretary (or his designee) reviews communications to determine whether they satisfy the Company’s procedural requirements and whether the substance of the communication is appropriate for delivery to the Board of Directors under the Company’s procedures for communications with directors. Communications determined to be appropriate for delivery to directors are compiled and delivered to the directors periodically. The Company’s procedures for handling of security holder communications were approved by a majority of the Company’s independent directors.
Nomination of Directors
The Company has a Nomination & Governance Committee (“NGC”). Among other responsibilities, the NGC identifies, evaluates, and recommends candidates for election to the Company’s Board of Directors.

The NGC’s minimum qualifications for director candidates include high ethical character and demonstrated personal and professional integrity, consistent with the Company’s values. In evaluating candidates, the NGC may consider some or all of the following criteria:
•commitment to ethical conduct and personal and professional integrity; as evidenced through business, civic, and professional activities and associations;
•objective perspective and mature judgment developed through business experiences and/or educational endeavors;
•ability to work effectively with other directors and management to further the Company’s goals and enhance shareholder value;
•the ability and willingness to devote sufficient time to fulfill the duties and responsibilities of a director;
•experience at policy-making levels in organizations and in areas relevant to the Company’s business and activities;
•skills and experience of the candidate in relation to the skills and experience already presented on the Board;
•broad experience in business, finance or administration, including familiarity with national and international business matters;
•familiarity with the commercial banking industry;
•prominence and reputation, and ability to enhance the Company’s reputation;
•activities and associations that could present a legal impediment, conflict of interest, or other consideration that might hinder service on the Board;
•in considering Board diversity (in all aspects of that term), differences of viewpoint, business and professional experience, education, skills, as well as race, gender and national origin; and
•impact of any material change in a director’s qualifications, including retirement or a change in principal occupation, position, or responsibilities, as it relates to continued service on the Board.
There is no particular weighting among the foregoing factors, nor is any one factor or any combination of factors (other than integrity and ethical conduct) dispositive of a candidate’s qualifications. The NGC does not maintain a separate policy for considering director candidates recommended by shareholders. Instead, the NGC considers any candidate who meets the requirements for shareholder nominations set forth in the Company’s Bylaws and applicable laws and regulations in the same manner as any other candidate. The NGC believes that requiring shareholder recommendations to comply with the Company’s Bylaws helps ensure the NGC receives the minimum information necessary to begin an appropriate evaluation of the proposed nominee.
Section 2.4 of the Company’s Bylaws provides that shareholder must give advance written notice to the Company of an intention to nominate a director at a meeting of shareholders. Notice must be delivered to the Chief Executive Officer or President at the Company’s principal executive offices not more than 60 days prior to the meeting, and not more than 10 days after the date notice of the meeting is sent to shareholders; provided, however, that if shareholders are given only 10 days’ notice of the meeting, notice of intention to nominate must be received by the Chief Executive Officer or President no later than the time specified in the notice of meeting for the opening of the meeting.

To the extent known to the notifying shareholder, such notice must include: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the number of shares of the Company’s voting stock owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of the Company’s voting stock owned by the notifying shareholder. Shareholders considering submitting a nomination notice should take careful note that the summary of the Bylaws requirements presented above is not complete, Any shareholder considering a nomination should carefully review the applicable requirements, rather than the above summary, and should comply with the applicable standards. Nominations not made in accordance with the Bylaws will be disregarded by the chairperson of the meeting, and the inspectors of election will disregard all votes cast for each such nominee.
Diversity of the Board of Directors
In considering the Board diversity (in all aspects of that term) in accordance with its charter, the NGC takes into account various factors and perspectives, including differences of viewpoint, high-quality business and professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity. The NGC does not assign specific weights to particular criteria, and no single criterion is necessarily applicable to every prospective nominees. The NGC seeks candidates with leadership experience in a variety of contexts and industries and believes that this broad approach to diversity helps identify candidates who are best qualified to serve as directors. The NGC assesses the effectiveness of this approach as part of its annual review of its charter.
Term of Office
Directors are elected for one-year terms and serve until their successors are elected. The Board does not maintain director term limits, preferring instead to rely upon the evaluation procedures described herein to help ensure that each director continues to serve in best interests of the Company and its shareholders.
Board Committees
The Board may delegate certain responsibilities to committees composed of directors. The standing committees of the Board meet at regular intervals to address their particular areas of responsibility. The Board’s standing committees include: (i) Audit Committee, (ii) Human Resource & Compensation Committee (“HRCC”), and (iii) NGC. Each committees is composed solely of independent directors, as defined under applicable Nasdaq Stock Market rules and regulations. The chair of each committee determines the agenda, frequency, and length of the committee meetings and receives input from committee members.
Executive Sessions
Independent directors meet in executive session throughout the year, including meeting at least annually to consider and act upon the HRCC’s recommendations regarding the compensation and performance of the Chief Executive Officer.
Evaluation of Board Performance
The Board conducts an annual self-assessment in accordance with an established evaluation process, which includes an evaluation of the performance of the Board’s committees. The NGC oversees this process and reviews the results with the full Board.
Management Performance and Compensation
The HRCC reviews and approves the Chief Executive Officer’s annual evaluation of the Company’s top management team. The Board, primarily through the HRCC, also evaluates compensation plans for senior management and other employees to help ensure they are appropriate, competitive and aligned with the Company’s objectives and performance.

Code of Business Conduct and Business Ethics Policy
Our Board of Directors has adopted a Code of Business Conduct and Business Ethics Policy (the “Code”) that applies to all directors, officers, and employees of the Company. The Code sets forth fundamental ethical principles and is intended to promote honest and ethical conduct, compliance with applicable laws and regulations, and accountability at all levels of the organization. The Code addresses, among other matters, whistleblower protection, related party transactions, conflicts of interest, and other standards applicable to directors, officers, and employees. The Code is available on the Company’s website at www.myopenbank.com under the “Investor Relations” tab. Any amendments to, or waivers of, the Code will be disclosed on the Company’s website and through any other means required by applicable Nasdaq Stock Market rules.
In addition, the Company has adopted an insider trading policy (the “Insider Trading Policy”) applicable to directors, officers and employees, that governs the purchase, sale, hedging, and other transactions in the Company’s securities, as well as in the securities of publicly traded companies with which the Company has a business relationship. This policy is intended to promote compliance with all applicable insider trading laws, listing standards, rules and regulations, as well as supporting the Company’s expectations that all personnel will maintain compliance with the highest ethical standards. The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the Insider Trading Policy, a copy of which was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Reporting of Complaints/Concerns Regarding Accounting or Auditing Matters

The Board of Directors has adopted procedures for the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls, or auditing matters. These procedures are designed to provide a confidential and, if requested, anonymous channel of communication for employees and other parties.

Complaints may be submitted directly to the Audit Committee. The Chairman of the Audit Committee determines the appropriate level of inquiry, investigation or disposition. All complaints are discussed with senior management and monitored by the Audit Committee through final resolution. The Chairman of the Audit Committee reports the status and disposition of such matters to the Board of Directors. The Company maintains a strict policy prohibiting retaliation against individuals who submit complaints or raise concerns in good faith.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
The Board of Directors
The Board of Directors oversees the Company’s business and monitors the performance of management. Consistent with corporate governance principles, the Board does not engage in day-to-day operations. Directors remain informed through discussions with the Chief Executive Officer and other senior executives, communications with outside advisors, review of reports and materials provided by management, and participation in Board and committee meetings.
Pursuant to the Company’s Articles of Incorporation and Bylaws, our Board is authorized to consist of not fewer than seven nor more than 13 members, and is currently comprised of seven members. The Board has affirmatively determined that four of the seven current directors and nominees quality as independent directors under applicable Nasdaq Stock Market and SEC rules. There are no arrangements or understandings between any of the directors and any other person pursuant to which the director was selected.
Board Leadership Structure

The Board is committed to maintaining a strong independent leadership structure and has historically been comprised of a majority of independent directors. The Company separates the roles of Chairperson of the Board and Chief Executive Officer in recognition of the distinct responsibilities of each position. The Chief Executive Officer is responsible for Company’s strategic direction and day-to-day management. The Chairperson of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings, presides over meetings of the Board (including executive sessions), and facilitates communication among the independent directors and between the independent directors and management. The Board believes this separation enhances effective oversight, objective decision-making, and mitigates potential conflicts of interest.
Compensation Committee Interlocks and Insider Participation

None of the members of the HRCC is, or has been, an officer or employee of the Company. In addition, none of the Company’s executive officers serves, or has served, as a member of the HRCC or other board committee performing similar functions for any entity that has an executive officer serving as a director or member of the Company’s HRCC.
Risk Management and Oversight

The Board of Directors has ultimate responsibility for overseeing the Company’s risk management frame. The Board monitors, reviews material enterprise risks identified by management, including financial, credit, liquidity, interest rate, capital, operational, legal, compliance, and reputation risks. Management provides regular reports to the Board regarding the Company’s risk profile and exposure. The Board’s committees oversee risk management in their respective areas of responsibility. The Audit Committee oversees financial reporting, accounting, and internal controls. The HRCC evaluates risks related to compensation programs. The NGC oversees Board composition, evaluation, and corporate governance matters. At the bank level, Risk and Compliance Committee oversees risk and compliance programs, adherence to policies and procedures, regulatory compliance, and information technology strategies. The Loan & Credit Policy Committee oversees credit-related risks associated with lending activities, and the Asset & Liability Management Committee monitors interest rate risk with the objective of optimizing net interest income while minimizing the impact of interest rate changes on earnings and capital.
Committees of the Board
For corporate governance, the Board of Directors maintains four standing committees: (i) Audit Committee, (ii) HRCC, and (iii) NGC, (iv) Risk and Compliance Committee. The Board may establish additional committees from time to time in accordance with applicable law, Nasdaq Stock Market rules, and the Company’s Articles of Incorporation and Bylaws.
Audit Committee
The Board has established a separately designated standing Audit Committee in accordance with Nasdaq Stock Market requirements. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.myopenbank.com under the “Investor Relations” tab.
The Audit Committee’s responsibilities include, among others:
•overseeing the quality and integrity of the Company’s financial statements, regulatory and financial accounting, financial reporting processes, and systems of internal accounting and financial controls;
•overseeing the annual independent audit of the Company’s financial statements, and internal control over financial reporting, including engagement, qualifications, independence, and performance of the independent registered public accounting firm;
•overseeing the internal audit function, including outsourced internal audit services;
•overseeing the performance of the internal and external audit functions;
•reviewing and approving related party transactions subject to Item 404 of Regulation S-K; and
•reviewing and discussing the Company’s annual audited financial statements with management and the independent auditors prior to filing the Annual Report on Form 10-K.

Each member of the Audit Committee meets the independence requirements of the SEC and Nasdaq Stock Market rules and is financially sophisticated as defined by Nasdaq. The members of the Audit Committee are Hyung J. Kim, Sunny Kwon, Yong Sin Shin, and Myung Shin Sohn (Chair). The Audit Committee met eleven times in 2025.

In 2025, the Board determined that Myung Shin Sohn qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations and is financially sophisticated under Nasdaq standards. The designation of an audit committee financial expert does not impose any additional duties, obligations, or liability beyond those applicable to other the Audit Committee members or directors.
Human Resources and Compensation Committee
The Board has established a separately designated HRCC, consisting entirely of independent directors as defined by Nasdaq Stock Market rules. The HRCC operates pursuant to a written a charter available on the Company’s website at www.myopenbank.com under the “Investor Relations” tab.
The HRCC’s responsibilities include, among others:
•reviewing and overseeing the Company’s overall compensation strategy and competitive position;
•reviewing and recommending to the Board the compensation of the Chief Executive Officer and evaluating performance against established goals and objectives;
•reviewing and approving executive officer compensation and employment-related matters;
•reviewing and recommending director compensation;
•administering the Company’s executive incentive plan and equity-based compensation plans;
•reviewing succession planning for the Chief Executive Officer and senior management;
•overseeing regulatory compliance related to compensation matters.
The members of the HRCC are Hyung J. Kim, Sunny Kwon (Chair), Yong Sin Shin, and Myung Shin Sohn. The HRCC met six times in 2025.
Nomination & Governance Committee
The Board has established a separately designated the NGC, consisting entirely of independent directors under Nasdaq Stock Market rules. The NGC operates pursuant to a written charter available on the Company’s website at www.myopenbank.com under the “Investor Relations” tab.
The NGC’s responsibilities include, among others:
•identifying and recommending qualified individuals for election or appointment to the Board;
•overseeing the evaluation of director independence, qualifications, and Board composition;
•considering director nominees recommended by shareholders in accordance with the Company’s governance policies;
•overseeing Board and committee evaluation and governance practices;
•reviewing and recommending corporate governance guidelines; and
•overseeing and periodically reviewing the Code.
The members of the NGC are Hyung J. Kim (Chair), Sunny Kwon, Yong Sin Shin, and Myung Shin Sohn. The NGC met three times during 2025.
Risk and Compliance Committee

The Risk and Compliance Committee ("RCC") assists the Board’s in overseeing the Company’s enterprise-wide risk management framework, including cybersecurity risks. The RCC is the primary committee upon which the Board relies for the oversight of cybersecurity threats and risk management. In this regard the RCC receives regular reports from the Information Security Officer at each meeting, and discusses these matters routinely at regular meetings or in response to specifically identified threats or incidents. The RCC also oversees regulatory compliance, Community Reinvestment Act (“CRA”), BSA/AML, enterprise risk management, cybersecurity, technology, and third-party risk management. The RCC receives regular reports from senior management regarding cybersecurity risks, including risk assessments, vulnerability analyses, and mitigation strategies, and reviews an annual evaluation of the Company’s cybersecurity posture and risk management effectiveness. The RCC reports periodically to the Board regarding cybersecurity and other risk matters.
The members of RCC are Min J. Kim, Sang K. Oh, Yong Sin Shin (Chair), Myung Shin Sohn, and Ki Won Yoon. The RCC met four times in 2025.

Executive Officers of the Company

The following table presents the Company’s executive officers’ names, ages, positions as of April 16, 2026:

Name	Age	Position
Sang K. Oh	54	President and Chief Executive Officer of the Company and the Bank
Christine Y. Oh	59	Executive Vice President and Chief Operating Officer of the Company and the Bank
Jaehyun Park	54	Executive Vice President and Chief Financial Officer of the Company and the Bank
Yeong Gwon Pak	55	Executive Vice President and Chief Credit Officer of the Company and the Bank
Jae H. Park	47	Executive Vice President and Chief Risk Officer of the Company and the Bank
Wesley Won	54	Executive Vice President and Chief Technology Officer of the Company and the Bank
Jimmy M. Bang	54	Executive Vice President and Chief Lending Officer of the Company and the Bank

The business experience of each of our executive officers, other than Mr. Oh, is set forth below. Biographical information for Mr. Oh is included under “Proposal 1 – Election of Directors.” No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an executive officer.
Christine Y. Oh. Ms. Oh has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since March 2025. Prior to her current role, she served as Chief Financial Officer of the Bank from July 2010 to February 2025 and as Chief Financial Officer the Company from March 2016 to February 2025. Before joining the Bank, she served as Interim Chief Financial Officer and Controller of Nara Bank and Nara Bancorp (now Bank of Hope and Hope Bancorp Inc.) and held other senior management roles at Nara Bank and Nara Bancorp, which she joined in 1993. She began her banking career as a credit analyst at Center Bank in 1991. Ms. Oh holds a Bachelor of Science in Accounting from California State University, Northridge.
Jaehyun Park. Mr. Park has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since March 2025. Prior to his appointment to his current role, he served as Senior Vice President and Controller of the Company and the Bank from June 2014 to February 2025. Before joining the Bank, Mr. Park held various finance roles at Nara Bank (now Bank of Hope) beginning in April 2005. Mr. Park holds a Bachelor of Science in Economics from Korea University in South Korea, and a Master of Science in Finance and a Juris Doctor from Suffolk University in Boston, Massachusetts.
Yeong Gwon Pak. Mr. Pak has served as Executive Vice Present and Chief Credit Officer of the Company and the Bank since December 2024. Prior to joining the Bank, he served as Senior Vice President and District Manager at Bank of Hope from July 2022 to December 2024. Before that, he served in various executive roles at Commonwealth Business Bank beginning in June 2015, including as Executive Vice President and Chief Lending Officer from June 2020 to June 2022. He holds a Bachelor of Arts in Molecular and Cellular Biology from the University of California, Berkeley.
Jae H. Park. Mr. Park has served as Executive Vice President and Chief Risk Officer since June 2022, with specialized expertise in regulatory compliance, anti-money laundering and Bank Secrecy Act compliance, the CRA, and enterprise risk management. Prior to joining the Bank, Mr. Park served as Executive Vice President and Chief Risk Officer at Sunwest Bank beginning in 2021 and Executive Vice President and Chief Compliance Officer at First Choice Bank from 2013 to 2021. He holds a Bachelor of Arts in Mathematics from the University of Washington, has completed the executive leadership training at the University of Washington Foster School of Business Executive Education, and is a graduate of Pacific Coast Banking School. His professional certifications include Certified Regulatory Compliance Manager (CRCM), Certified Advanced AML Audit Specialist (CAMS-Audit), Certified AML and Fraud Professional (CAFP), and Certified Information Privacy Professional (CIPP/US).
Wesley Won. Mr. Won has service as Executive Vice President and Chief Technology Officer since March 2025. Prior to his current role, he served as Senior Vice President and Chief Information Officer beginning in April 2022 and has been with the Bank since September 2010, initially joining as MIS Manager. Before joining the Bank, Mr. Won held information technology leadership roles at Hanmi Bank from 2001 to 2009 and at Nara Bank (now Bank of Hope) from 1996 to 2009. Prior to his banking career, he served in the United States Marine Corps. Mr. Won holds a Master of Business Administration from the Graziadio School of Business and Management at Pepperdine University in Malibu, California.
Jimmy M. Bang. Mr. Bang has served as Executive Vice President and Chief Lending Officer of the Bank since March 2025. Prior to his current role, he served as Senior Vice President and Lending Manager of the Bank beginning in August 2021. Before joining the Bank, he held various leadership positions at Nara Bank (now Bank of Hope), Countrywide Home Loans, and California Bank & Trust. Mr. Bang holds a Bachelor of Science in Marketing and International Business from the Pennsylvania State University. He is a graduate of Pacific Coast Banking School and has completed the Executive Leadership Certificate from University of Washington Foster School of Business.
Policies and Procedures Regarding Related Party Transactions
The Board of Directors has adopted a written Statement of Policy with Respect to Related Party Transactions, governs the review, approval, or ratification of transactions involving related persons. Under this policy, a related party transaction may be consummated or continued only if it is approved or ratified by the Audit Committee in accordance with the policy and is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party. For purposes of this policy, a “related person” includes: (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director; (ii) any beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any such person is employed or serves as a partner, principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

A “related party transaction” is any transaction in which the Company or any of its subsidiary is a participant and in which a related person has or will have a direct or indirect interest, other than transactions involving: (i) amounts less than $5,000 when aggregated with all similar transactions; (ii) customary bank deposits and accounts, including certificates of deposit; and (iii) loans and commitments to lend made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with persons of similar creditworthiness and that do not involve more than the normal risk of collectability or present other unfavorable features.

A related person is not deemed to have an indirect material interest in a transition solely as a result of: (i) serve as a director of another organization that is party to the transaction; (ii) ownership of less than a 10% equity interest in a non-partnership entity that is a party to the transaction; or (iii) service as a limited partner in a partnership in which the related person owns less than a 10% interest and does not serve as a general partner or hold another position.

The Board has determined that the Audit Committee is best suited to review and approve related party transactions. In evaluating such transactions, the Audit Committee considers all relevant facts and circumstances, including: (i) the benefits to the Company; (ii) the impact on director’s independence; (iii) the availability of comparable products or services from unaffiliated third parties; and (iv) whether the terms are comparable to those available to unrelated parties or employees generally. No Audit Committee member may participate in the review or approval of a related party transaction in which the member or an immediate family member has an interest. The Audit Committee approves only those transactions it determines, in good faith, to be in, or not inconsistent with, the best interests of the Company and its shareholders.
Ordinary Banking Relationships

Certain of our directors, executive officers, principal shareholders, and their immediate family members and affiliates are customers of the Company and the Bank in the ordinary course of business. These relationships include deposits, loans, and other customary banking services and are conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-related persons and do not involve more than the normal risk of collectability or present other unfavorable features. Loans to directors, executive officers, principal shareholders, and their immediate family members and affiliates, are approved by the Board in accordance with applicable bank regulatory requirements

As of December 31, 2025, none of the Company’s directors, executive officers, or their immediate families or affiliated entities were indebted to the Company or the Bank, while deposits from this group totaled approximately $1.9 million. The Company expects to continue to engage in similar ordinary-course transactions with such persons on comparable terms.
Open Stewardship Foundation

In 2011, the Open Stewardship Foundation (“Foundation”), a non-profit organization, was established to support civic organizations, schools, and other eligible charitable organizations in the communities the Company serves. The Company has committed to fund the Foundation in an amount equal to 10% of its consolidated annual income after taxes and permits the Foundation to use Company premises for charitable activities. Since inception, we have donated approximately $22.1 million to the Foundation, supporting morethan 250 local non-profit organizations through December 31, 2025. The Foundation’s Board of Directors includes four current and former directors of the Company, and our Chief Executive Officer serves as president of the Foundation. Directors and officers receive no additional compensation for their service to the Foundation. The Foundation maintains a selection committee, appointed annually by the Foundation’s Board of Directors, to review and recommend grant applications. The Company does not control the Foundation’s activities and does not consolidate the financial statements of the Foundation
Other Related Party Transactions
Other than the compensation arrangements described under “Executive Compensation” and the ordinary banking relationships described above, no director, executive officer or beneficial owner of more than 5% of the Company’s common stock, or any of their immediate family members or affiliated entities, has had or will have a direct or indirect material interest in any transactions with the Company.
EXECUTIVE COMPENSATION
This Executive Compensation discussion describes the material elements of the Company’s 2025 executive compensation program for the Company’s Named Executive Officer (“NEO”). For purposes of this disclosure, our NEOs for 2025 consist of our principal executive officer(s) (“PEOs”) and the Company’s two most highly compensated executive officers other than the principal executive officer “(Other NEOs”):
•Sang K. Oh, President and Chief Executive Officer (PEO as of December 31, 2025);
•Min J. Kim, President and Chief Executive Officer (PEO through June 30, 2025);
•Christine Y. Oh, Executive Vice President and Chief Operating Officer; and
•Jimmy M. Bang, Executive Vice President and Chief Lending Officer.

Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2025 and 2024 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)(2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Other Compensation ($) (6)	Total Compensation ($)
Sang K. Oh	2025	$341,894	—	$400,007	$398,000	$25,022	$1,164,923
President and Chief Executive Officer as of December 31, 2025 (5)	2024	287,390	—	—	55,900	19,086	362,376

Min J. Kim	2025	301,449	500,000	—	—	35,640	837,089
President and Chief Executive Officer as of June 30, 2025 (5)	2024	576,300	—	—	315,900	23,100	915,300

Christine Y. Oh	2025	342,971	—	4,998	131,951	22,978	502,898
Executive Vice President and Chief Operating Officer	2024	337,461	—	—	65,700	22,648	425,809

Jimmy M. Bang	2025	237,844	—	100,001	100,200	13,422	451,467
Executive Vice President and Chief Lending Officer	2024	198,962	1,000	—	24,300	12,811	237,073

(1)Represents a one-time discretionary bonus paid to Ms. Kim upon her retirement, which was approved by the HRCC in recognition of her service to the Company.
(2)Represents a loan referral fee paid to Mr. Bang, earned prior to his appointment as an executive officer.
(3)On July 1, 2025, the Company granted 29,326 RSUs to Mr. Oh. The grant date fair value was calculated based on the number of units granted and the closing price of the Company's common stock on the grant date, which was $13.64. On November 20, 2025, the Company granted 392 RSUs to Ms. Oh. The grant date fair value was calculated based on the number of units granted and the closing price of the Company’s common stock on the grant date, which was $12.75. On March 31, 2025, the Company granted 5,100 RSUs to Mr. Bang. The grant date fair value was calculated based on the number of units granted and the closing price of the Company’s common stock on the grant date, which was $12.02. On March 3, 2025, the Company granted 2,970 RSUs to Mr. Bang. The grant date fair value was calculated based on the number of units granted and the closing price of the Company’s common stock on the grant date, which was $13.03.
(4)Cash bonuses awarded under the Company's management incentive plan, described below. Amounts for 2025 were determined and paid in March 2026.
(5)Mr. Oh succeeded Ms. Kim as the Company’s Chief Executive Officer as of July 1, 2025.
(6)Other Compensation for the named executive officers for our fiscal year ended December 31, 2025 includes the following:

Name	Perquisites (1)	Company 401(k) Match (2)	Paid Time-Off Payout (3)	Total “Other Compensation”
Sang K. Oh	$5,270	$19,752	$—	$25,022
Min J. Kim	5,323	18,087	12,230	35,640
Christine Y. Oh	2,400	20,578	—	22,978
Jimmy M. Bang	2,239	11,183	—	13,422

(1)Represents electronics allowance and fees paid for club memberships that are used for the exclusive benefit of the Company.
(2)Reflects Company matching contribution under the 401(k) Plan.
(3)Reflects the cash payment made to Ms. Kim for accrued and unused paid time-off, which was paid in accordance with Company policy upon her retirement.
General
We compensate our named executive officers through a combination of base salary, annual cash incentives, equity awards, and other benefits, including perquisites. The HRCC believes that executive compensation for our executives, including our named executive officers, should consist of a balanced mix of cash and equity-based compensation that rewards performance against established corporate goals. Each element of compensation is designed to serve a specific purpose and, to provide a total compensation package that is competitive with those offered by other institutions that compete for executives with similar experience and responsibilities.
2025 Risk Assessment
Each year, the Company conducts a risk assessment of its compensation programs. If warranted, the HRCC will recommend changes to address any concerns identified through this process. Such changes may relate to program design or to oversight and administration, with the goal of mitigating any unreasonable risk. The HRCC has concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary or excessive risks, and we do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
Chief Executive Officer Agreements
Sang K. Oh, Chief Executive Officer Effective July 1, 2025

Effective July 1, 2025, we entered into an employment agreement with Mr. Oh, our President and Chief Executive Officer. The agreement provides for an initial five-year term and thereafter renews annually for a one-year term unless terminated by either party upon 45 days written notice prior to the end of the then-current term. Under the terms of the agreement, Mr. Oh is entitled to an annual base salary of $400,000, subject to an annual increase as determined by the Board of Directors’ annual review of executive salaries. In addition to his salary, he is eligible to participate in the annual Management Incentive Plan and will be entitled to equity award grants in accordance with the Company’s equity incentive plans and as approved by the Board of Directors. The Company provides Mr. Oh, at the same level of cost to other employees, group life, health, accident and disability insurance coverage for himself and his dependents. He is entitled to five weeks paid time off annually. His electronic allowance will be $200 per month. If Mr. Oh’s employment is terminated without Cause, he will be entitled to 1.5 times of his base salary paid over a period of 12 months and the Company will pay his COBRA health insurance premiums for 12 months. If Mr. Oh’s employment is terminated by the Company without Cause or if he resigns for Good Reason (as each such concept is defined in Mr. Oh’s employment agreement), he will be paid 2 times his base salary over 12 months, and the Company will pay his COBRA health insurance premiums for 24 months. The agreement provides that if any payments to Mr. Oh are limited by Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or the “Code”), our obligations will be limited to such amounts that results in the greatest amount of the payment that is deductible for federal minimum tax purposes after taking into account all other compensation payments to or for the benefit of Mr. Oh that are included in determining the deductibility of such payments under Code Section 280G. The agreement contains a non-solicitation provision, whereby Mr. Oh may not solicit the Company’s employees for two years after the termination of his employment.

For purposes of Mr. Oh’s contract, the following terms are defined as follows:

“Cause” means: (i) the willful and continuing failure to perform his obligations to the Company; (ii) the conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof; (iii) the breach of fiduciary responsibility; (iv) an act of dishonesty that is injurious to the Company; (v) engagement in one or more unsafe or unsound banking practices that has an adverse effect on the Company; (vi) removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law; (vii) an act or omission that leads to a harm (financial or reputational or otherwise) to the Company; or (viii) a material breach of Company policies as may be in effect from time to time.

“Change in Control” means the first to occur of (a) the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company; or (b) the consummation by the Company of: (i) a merger, consolidation, or similar transaction if the Company’s shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger, consolidation or similar transaction in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company (including a transaction described in clause (a) or (b) as if applicable to the Bank or a sale of substantially all of the Bank’s assets). Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or an affiliate thereof or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of “Voting Securities” immediately prior to such acquisition. Further, notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under the Agreement constitutes deferred compensation under the Section 409A of the Internal Revenue Code and the settlement of or distribution of such amount or benefit is to be triggered by a change in control, then such settlement or distribution shall be subject to the event constituting the change in control also constituting a “change in the ownership of effective control of the Company or in the ownership of a substantial portion of the assets of the Company” (as defined in Code Section 409A).

“Good Reason” means the occurrence of any one of the following events, unless Mr. Oh agrees in writing that such event shall not constitute “Good Reason”: (i) a material, adverse change in the nature, scope, or status of Mr. Oh’s position, authorities, or duties from those in effect immediately prior to the applicable change in control; (ii) a material reduction in his aggregate compensation or benefits in effect immediately prior to the applicable Change in Control other than as a result of the application of the Company’s Incentive Compensation Recovery Policy; or (iii) a relocation of Mr. Oh’s primary place of employment of more than fifty (50) miles from his primary place of employment immediately prior to the applicable Change in Control. Prior to Mr. Oh’s termination of service for Good Reason, Mr. Oh must give the Company written notice of the existence of the condition that gives rise to an event of Good Reason within 90 days of its initial existence and then the Company has 30 days from the date of such notice to cure the situation. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. In order to constitute a termination for Good Reason, such termination must occur within 12 months of the initial existence of the applicable condition.
Min J. Kim, Chief Executive Officer Through June 30, 2025
On November 1, 2017. we entered into an agreement with Ms. Kim, our President and Chief Executive Officer. The agreement provides for an initial three‑year term and thereafter was to renew annually for one‑year terms unless sooner terminated. This agreement, subject to non-material modifications, remained in effect until Ms. Kim’s retirement on June 30, 2025. Under the terms of the agreement, Ms. Kim’s was initially entitled to an annual base salary of $410,000 and annual cost-of-living adjustments, which was $576,300 from April 2023 until her retirement date. In addition to her salary, she also participated in the Company’s annual Management Incentive Plan and equity incentive plans.
Management Incentive Plan
The Company provides eligible executives with an opportunity to earn cash bonuses in addition to annual base salary. Each year, the HRCC reviews and approves the management incentive plan. The management incentive plan for 2025 and 2024 provided executive officers and key employees the opportunity to earn a cash bonus up to a designated percentage of base salary. For 2025, the maximum bonus opportunity was up to 100% of annual base salary for the President and Chief Executive Officer and up to 40% of annual base salary for the front office executive officers and up to 35% of annual base salary for the back office executive officers. For 2024, the maximum bonus opportunity was up to 100% of annual base salary for the President and Chief Executive Officer and up to 35% of annual base salary for the other executive officers.

The President and Chief Executive Officer recommends bonus payouts to the HRCC. The HRCC reviews those recommendations and, based on its evaluation, approves the final bonus amounts. In addition, the Board retains discretion to approve additional cash bonuses or to adjust the accrual and/or distribution under the management incentive plan, as it deems appropriate, taking into account the Company’s profitability and growth. However, no eligible executive would receive a bonus for 2025 and 2024 if the executive achieved less than 80% of the applicable performance goals. Bonus availability and amounts earned are based on performance metrics approved by the HRCC, which may vary from year to year.

2025 Bonuses. For 2025, the President and Chief Executive Officer and the other executive officers were assigned Bank Goals and Individual Goals, with different weightings. Bank Goals were based on three financial targets: return on assets (“ROA”) of 1.00%, return on equity (“ROE”) of 11.72%, and an efficiency ratio of 58.63%. The Individual Goals were tailored to each executive’s responsibilities. For the President and Chief Executive Officer, the weighting was 60% Bank Goals and 40% Individual Goals. For the other executive officers, the weighting was 50% Bank Goals and 50% Individual Goals. For 2025, our ROA was 1.01%, ROE was 11.91%, and the efficiency ratio was 58.91%. Based on Bank and Individual performance, the HRCC determined that Mr. Oh should receive a bonus amount of $398,000 (equal to 99.5% of his annual base salary for 2025; Ms. Oh should receive $131,951 (equal to 38.3% of her annual base salary for 2025); and Mr. Bang should receive $100,200 (equal to 40.1% of his annual base salary for 2025). Ms. Kim’s bonus received a one-time discretionary bonus of $500,000, approved by the HRCC, in recognition of her service to the Company in connection with her retirement

2024 Bonuses. For 2024, the President and Chief Executive Officer and the other executive officers were assigned Bank Goals and Individual Goals, with different weightings. Bank Goals were based on three financial targets: ROA of 1.01%, ROE of 11.30%, and an efficiency ratio of 57.35%. The Individual Goals were tailored to each executive’s responsibilities. For the President and Chief Executive Officer, the weighting was 70% Bank Goals and 30% Individual Goals. For the other executive officers, the weighting was 60% Bank Goals and 40% Individual Goals. For 2024, our ROA was 0.92%, ROE was 10.68%, and the efficiency ratio was 61.19%. Based on Company and Individual performance, the HRCC determined that Ms. Kim should receive a bonus amount of $315,900 (equal to 54.8% of her annual base salary for 2024); Ms. Oh should receive $65,700 (equal to 19.4% of her annual base salary for 2024); and Mr. Oh should receive $55,900 (equal to 19.3% of his annual base salary for 2024).
Benefits and Other Perquisites
Our named executive officers are eligible to participate in the same benefit plans generally available to our full-time employees, including health, dental, vision, disability, and basic group life insurance coverage. We also provide retirement benefits plan intended to help employees plan for retirement and secure appropriate levels of retirement income. We believe offering market-competitive benefits supports our ability to attract and retain highly qualified employees, including executives.
Open Bank Employees’ 401(k) Plan. The Open Bank Employee’s 401(k) Plan (the “401(k) Plan”) provides retirement benefits to eligible full-time and part-time employees of the Company and allows participants to save for retirement on a tax-favored basis. Our named executive officers may participate in the 401(k) Plan on the same basis as other eligible employees. Participants may defer 1% to 100% of compensation, subject to applicable IRS limits. We currently match employee contributions dollar-for-dollar on the first 6% of employee compensation. Matching contributions are made in cash and invested according to each participant’s current investment elections. No discretionary profit-sharing contributions were made to the 401(k) Plan for 2025 or 2024.
Company Owned Life Insurance (“COLI”) Policies. In 2014, the Company purchased single- premium COLI Policies for certain executives and senior officers, and we use income from the policies to help offset benefit expenses. The Company is the beneficiary of any death benefits payable under these policies. The Company also entered into arrangements with certain executive and senior officers to pay a death benefit to their designated beneficiaries. For executive officers, the death benefit is equal to 20% of the net amount of insurance, and for senior officers, it ranges from 10% to 15% of the net amount of insurance. If the applicable officer or director retires or is terminated, the arrangement terminates.
Perquisites. We provide named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program and that support our ability to attract and retain executives for key positions. The HRCC periodically reviews the perquisites and other personal benefits provided to named executive officers, and may adjust perquisites on an individual basis based on that review. Perquisites provided to our named executive officers in 2025 included an electronics allowance to offset cellphone and city club membership expenses.

Executive Change in Control Plan
In connection with our initial public offering, our Board of Directors adopted an Executive Change in Control Plan, or Severance Plan. Participants in the Severance Plan are selected by the HRCC and the Board of Directors. Our Chief Executive Officer is not eligible to participate in the Severance Plan. If a participant is terminated without cause or resigns for “good reason” within a specified period before or following a “change in control”, the participant will be entitled to receive an individually determined severance amount and certain benefits. As a condition to receiving severance benefits under the Severance Plan, the participant agrees that, for a period of one year following the participant’s termination of employment, the participant will not solicit Company employees and will not solicit Company customers to terminate their relationships with the Company.
Ms. Christine Oh is a participant in the Severance Plan. If Ms. Oh is terminated without cause within six months prior to or 12 months following a change in control (the “change in control period”) or she resigns for good reason during the change in control period, she would be entitled to receive severance equal to 150% her base salary, and the Company would pay her COBRA health insurance premiums for 12 months.
The terms “cause,” “change in control” and “good reason” have substantially the same meanings as provided in Mr. Oh’s employment agreement, as described above.

Pay Versus Performance

The following table shows pay both as reported in the Summary Compensation Table (“SCT Total”) for the applicable fiscal year and as Compensation Actually Paid (“CAP”) for CEO and as an average of all of “Other NEOs” for the applicable fiscal year. Both SCT Total pay and CAP are calculated in accordance with Regulation S-K, and differ from the way the Company makes pay decisions.

	2025	2024	2023
SCT Total for CEO (Mr. Oh) (1)	$1,164,923	$—	$—
SCT Total for CEO (Ms. Kim) (1)(2)	837,089	915,300	1,147,263
CAP to CEO (Mr. Oh) (1)	1,131,749	—	—
CAP to CEO (Ms. Kim) (1)(2)	837,089	883,189	1,081,974
Average SCT Total for Other NEOs (1)(3)	477,183	408,703	473,911
Average CAP to Other NEOs (1)(3)	450,094	486,773	472,546
Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”)	89	144	98
Net Income ($ in thousands)	25,635	21,069	23,918
ROA	1.01%	0.92%	1.13%
ROE	11.91%	10.68%	13.05%
Efficiency Ratio	58.91%	61.19%	57.59%
Target ROA	1.00%	1.01%	1.17%
Target ROE	11.72%	11.30%	13.52%
Target Efficiency Ratio	58.63%	57.35%	56.64%

(1)    Mr. Oh succeeded Ms. Kim as the Company’s Chief Executive Officer as of July 1, 2025.
(2)    Includes a one-time discretionary bonus of $500 thousand paid to Ms. Kim upon her retirement.
(3)    For 2025, Other NEOs were Christine Y. Oh and Jimmy M. Bang. For 2023 and 2024, Other NEOs were Christine Y. Oh and Sang K. Oh.

The following tables show the deductions from and additions to SCT Total Compensation and Average SCT Total Compensation that were made in order to calculate CAP as reported in the above table. The fair value of stock option awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

Deductions and Additions to SCT Total for CEO (Mr. Oh)
	2025	2024	2023
SCT total for CEO	$1,164,923	$—	$—
Deduct value of equity awards reported in SCT	(400,007)	—	—
Add year end fair value of unvested equity awards granted during the fiscal year	414,083	—	—
Add (deduct) year over year change in fair value of equity awards granted in prior years that were outstanding and unvested as of fiscal year-end date	(15,210)	—	—
Add (deduct) year over year change in fair value of equity awards granted in prior years that vested during the fiscal year	(32,040)	—	—
CAP to CEO	$1,131,749	$—	$—

Deductions and Additions to SCT Total for CEO (Ms. Kim)
	2025	2024	2023
SCT total for CEO (1)	$837,089	$915,300	$1,147,263
Add (deduct) year over year change in fair value of equity awards granted in prior years that were outstanding and unvested as of fiscal year-end date	—	—	(4,496)
Add (deduct) year over year change in fair value of equity awards granted in prior years that vested during the fiscal year	—	(32,111)	(60,793)
CAP to CEO	$837,089	$883,189	$1,081,974

(1)    Includes a one-time discretionary bonus of $500 thousand paid to Ms. Kim upon her retirement.

Average Deductions and Additions to SCT Total for Other NEOs
	2025	2024	2023
SCT total for other NEOs	$477,183	$408,703	$473,911
Deduct value of equity awards reported in SCT	(50,001)	—	(40,500)
Add year end fair value of unvested equity awards granted during the fiscal year	56,975	—	54,750
Add (deduct) year over year change in fair value of equity awards granted in prior years that were outstanding and unvested as of fiscal year-end date	(13,343)	87,480	(2,835)
Add (deduct) year over year change in fair value of equity awards granted in prior years that vested during the fiscal year	(20,720)	(9,410)	(12,780)
Average CAP to other NEOs	$450,094	$486,773	$472,546

Discussions on Pay Versus Performance
Equity awards reported in SCT are based on the grant date fair values of equity awards granted during the year whereas equity awards reflected in CAP are based on the year-end fair values of unvested equity awards at year end and the vest date fair values of equity awards vested during the year.
CAP to the Company’s PEO, Mr. Oh, for 2025 was derived from total compensation reported in the SCT, with adjustments primarily related to equity awards. These adjustments included deducting the grant‑date fair value of equity awards reported in the SCT, adding the fair value of unvested equity awards granted during the year, and reflecting changes in the fair value of previously granted equity awards that vested during the year or remained outstanding and unvested at year‑end. As a result of these adjustments, CAP to the PEO for 2025 was $1,131,749.

CAP to the Company’s PEO, Ms. Kim, was based on total compensation reported in the SCT, with adjustments related to changes in the fair value of equity awards from prior years. For 2025, Ms. Kim had no outstanding unvested equity awards and no awards that vested during the year; therefore no adjustments were required, resulting in CAP equal to SCT total compensation of $837,089. Ms. Kim’s 2025 SCT total includes a $500,000 retirement bonus paid in connection with her retirement on June 30, 2025. This contributed to her higher reported compensation for 2025 even though she served as PEO for only part of the year. For 2024 and 2023, CAP reflects year‑over‑year changes in the fair value of equity awards granted in prior years that vested during the applicable fiscal year, resulting in CAP of $883,189 and $1,081,974, respectively.

Average CAP to the other NEOs reflects SCT compensation adjusted for the valuation and vesting of equity awards, including changes in the fair value of awards granted in prior years. Average CAP to the other NEOs was $450,094 in 2025, $486,773 in 2024, and $472,546 in 2023.
Equity Based Plan
2021 Equity Incentive Plan
On June 24, 2021, the shareholders of Open Bank approved the 2021 Equity Incentive Plan (the “2021 Plan”). The purpose of the 2021 Plan is intended to advance the interests of the Company and its shareholders by helping to attract, retain and reward key employees, officers, and non-employee directors of the Company.
The 2021 Plan authorized the issuance of up to 1,500,000 shares of the Company's common stock pursuant to equity awards, including stock options and restricted stock units (“RSUs”). Stock options, if granted, generally have an exercise price equal to the fair market value of the underlying common stock on the grant date. RSUs are valued at the fair market value of the Company’s common stock on the grant date. As of December 31, 2025, 131,025 RSUs were outstanding, with an average grant-date fair value of $12.51 per share, and no stock options were granted under the 2021 Plan. As of December 31, 2025, 1,062,190 shares remained available for future grants under the 2021 Plan.
Outstanding Equity Awards

The following table provides information for each of our named executive officers regarding outstanding stock awards held by the officers as of December 31, 2025:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Sang K. Oh (2)	38,326	$541,163
Christine Y. Oh (3)	4,000	56,480
Jimmy M. Bang (4)	11,790	166,475

(1)The market value of unvested RSUs is calculated by multiplying the number of unvested units by the closing price of our common stock as of December 31, 2025, which was $14.12.
(2)Represents 38,326 unvested RSUs, consisting of 9,000 RSUs that vest in equal one-fifth installments annually beginning on the grant date of June 24, 2021, and 29,326 RSUs that vest in equal one-fifth installments annually beginning on the grant date of July 1, 2025, subject to continued service.
(3)Represents 4,000 unvested RSUs that vest in one-third installments annually beginning on the grant date of May 25, 2023, subject to continued service.
(4)Represents 11,790 unvested RSUs, consisting of 3,720 RSUs that vest in one-fifth installments annually beginning on the grant date of February 24, 2022, 2,970 RSUs that vest in one-third installments annually beginning on the third anniversary of the grant date of March 5, 2025, and 5,100 RSUs that vest in one-fifth installments annually beginning on the grant date of March 31, 2025, subject to continued service.
Grants of Equity Awards in Proximity to Material Nonpublic Information
We do not grant stock options or similar equity awards in anticipation of, or in coordination with, the release of material nonpublic information — such as significant earnings announcements — nor do we time the public disclosure of such information to align with grant dates. In addition, we refrain from granting stock options or comparable awards during periods when material nonpublic information is available, including (i) periods covered by our Insider Trading Policy “blackout” restrictions or outside designated trading windows, and (ii) beginning four business days prior to, and ending one business day after, the filing of our periodic reports or a Form 8-K that contains material nonpublic information. These timing restrictions do not apply to RSUs or other equity awards that do not include an exercise price tied to the market value of our common stock.
Our executive officers are not permitted to select the grant date for their awards. The Company does not follow a policy of making annual or regularly scheduled equity grants and, therefore, does not have maintain a standing policy regarding the timing of awards relative to the release of material nonpublic information. Grants become effective on the date they are approved (or on the next trading day if the approval date is not a trading day).

Consistent with this policy, during the fiscal year 2025, none of our NEOs received stock option awards with an effective grant date falling within the period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or a Form 8-K disclosing material nonpublic information.
Recovery of Erroneously Awarded Incentive Compensation

The Company has adopted a policy requiring the recovery of incentive compensation that was awarded based on financial results that are later affected by a restatement of the Company’s financial statements due to material noncompliance with the financial reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or other federal securities laws. This “Clawback Policy” complies with Section 10D of the Exchange Act and Rule 10D-1. The Clawback Policy applies to the President, Chief Executive Officer, Chief Financial Officer, Controller, Chief Credit Officer, and each other officer who performs a material policy-making function for the Company or the Bank. Subject to procedures and limitations set forth in the policy, it generally requires the forfeiture and recovery of incentive compensation — whether cash-based or equity-based — if a restatement affects a financial reporting measure that was used to determine the amount of such compensation. The policy operates without regard to an executive’s fault, intent, or misconduct. If a restatement results in a determination by the HRCC that an executive received incentive compensation in excess of what would have been awarded on accurate financial information, the excess amount must be recovered.
Director Compensation

The following table presents the compensation paid, awarded, or earned by each of our directors during 2025, other than Sang K. Oh, whose compensation is reported in the “Summary Compensation Table.” Mr. Oh does not receive additional compensation for his service as a director of the Company or the Bank:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	Total
Min J. Kim (2)	$42,000	$42,003	$84,003
Hyung J. Kim	60,000	30,004	90,004
Sunny Kwon	60,000	30,004	90,004
Yong Sin Shin	60,000	30,004	90,004
Myung Shin Sohn	60,000	30,004	90,004
Ki Won Yoon	30,000	30,004	60,004
Brian Choi (Former Director) (3)	77,000	—	77,000
Soo Hun Jung, M.D. (Former Director)	55,000	—	55,000

(1)On June 26, 2025, the Company granted an aggregate of 15,411 shares of RSUs to directors (excluding Mr. Oh). The grant date fair value was calculated based on the number of shares awarded and the closing price of the Company's common stock on the grant date, which was $12.46.
(2)Ms. Kim’s director compensation for 2025 was comparatively lower as she served as an employee director through June 30, 2025.
(3)Excludes reimbursement for travel and other out-of-pocket expenses, as well as stock-based compensation expense related to equity awards granted in prior years under our equity plans.
(4)The following table presents the number of shares underlying unvested stock awards held by each of our directors as of December 31, 2025.

Name	Number of Shares Underlying Unvested Stock Awards
Min J. Kim	3,371
Hyung J. Kim	2,408
Sunny Kwon	2,408
Yong Sin Shin	2,408
Myung Shin Sohn	2,408
Ki Won Yoon	2,408

The Company pays fees to its non-officer directors for attending Board and committee meetings and for performing other services related to the operations of the Company or the Bank. The Chairperson of the Board receives $7,000 per month, and all other directors receive $5,000 per month. Directors are also reimbursed for reasonable out-of-pocket expenses in connection with their duties, including attendance at Board and committee meetings.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Company’s Bylaws provide that the Board of Directors shall consist of not fewer than seven nor more than thirteen directors. The number of directors is currently fixed at seven. Directors are elected annually to serve one-year terms expiring at the next annual meeting of shareholders. The Bylaws also set forth procedures for the nomination and election of directors. Directors are elected on a plurality basis: at the Annual Meeting the seven candidates receiving the largest number of votes will be elected as directors. Abstentions, “withhold” votes, broker non-votes and cumulative voting will therefore not affect the outcome of the election. For additional information, see “Corporate Governance and Board Matters — Board of Directors — Nomination of Directors.” Nominations not made in accordance with the Bylaws will be disregarded, and the inspector of election will disregard any votes cast for such nominees.
Upon the recommendation of the Nomination & Governance Committee (“NGC”), the Board has nominated the seven individuals listed below for election to one-year terms expiring at the 2027 Annual Meeting. The Board has determined that Messrs. Kim and Sohn and Mses. Kwon and Shin are independent within the meaning of applicable Nasdaq Stock Market rules. If any nominee becomes unable or unwilling to serve, the proxies will be voted for such substitute nominee or nominees as designated by the Board. The Board has no present knowledge that any nominee will be unable or unwilling to serve.
The following information is provided with respect to each nominee. Each nominee also serve as a director of Open Bank. The age shown for each director is as of April 16, 2026.
Hyung J. Kim. Mr. Kim, age 63, has served as a director since 2023. He is the founder and Chief Executive Officer of KLK Capital Management LLC, a California-based investment firm. Prior to establishing KLK Capital Management, he served as a Vice President at Merrill Lynch. He holds a Bachelor of Arts in Chemistry from Binghamton University and is a Certified Financial Planner, holding Financial Industry Regulatory Authority (FINRA) Series 3, 7, and 66 licenses. Mr. Kim contributes to the Board his experience in finance and investment management, as well as insight into economic trends and market conditions.
Min J. Kim. Ms. Kim, age 66, served as President and Chief Executive Officer of the Company and the Bank from April 2010 until her retirement effective July 2025, and has served as a director since April 2010. Upon her retirement as Chief Executive Officer, Ms. Kim became Chairperson of the Board. Prior to joining the Bank, she served as President and Chief Executive Officer of Nara Bancorp and Nara Bank (now Hope Bancorp, Inc. and Bank of Hope) beginning in 2006. From 1996 to 2006, Ms. Kim held various executive positions at Nara Bancorp and Nara Bank, including Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Credit Officer, and Senior Vice President and Chief Credit Administrator. Prior to joining Nara Bank, Ms. Kim served in various management roles at Hanmi Bank from 1985 to 1995. Ms. Kim holds a Bachelor of Science in Finance from the University of Southern California. She provides the Board with extensive knowledge of the Company’s operations, markets, and strategic direction.
Sunny Kwon. Ms. Kwon, age 69, has served as a director since 2023. She is President of UNI & Good Friend Insurance, an independent retail insurance brokerage serving the Greater Los Angeles area. She has been active in the Korean American Insurance and Financial Professional Association since 1985 and has served in various leadership roles, including as Board Chair. Ms. Kwon also has served on the board of the Korean American Chamber of Commerce of Orange County since 2023 and has been a member of the Advisory Council of United Valley Agencies since 2022.
Sang K. Oh. Mr. Oh, age 54, has served as President and Chief Executive Officer of the Company and the Bank since July 2025. Prior to assuming his current role, he was appointed Chief Executive Officer (In Transition) in August 2024 and served as Executive Vice President and Chief Credit Officer beginning in October 2020. Prior to joining the Bank, he served as Senior Vice President and Senior Credit Administrator at Bank of Hope since 2007, and previously held various senior lending positions there beginning in 1997. He holds a Bachelor of Arts in Business Economics with a Minor in Accounting from the University of California, Los Angeles, and is a graduate of Pacific Coast Banking School.
Yong Sin Shin. Ms. Shin, age 66, has served as a director since the founding of the Bank in 2005. She is the founder and President of CJS Groups Inc (DBA Bicici & Coty Fashion), an apparel manufacturing and wholesaler business based in Los Angeles. Prior to founding her company, Ms. Shin worked as a fashion designer and co-manager of Coty Fashion in Sao Paulo, Brazil from 1985 to 1994. Ms. Shin holds a Bachelor of Science in Dietary Nutrition from the University of Sao Paulo. Ms. Shin contributes to the Board her entrepreneurial experience and knowledge of the local business community, and as an active member of the Korean American Chamber of Commerce in Los Angeles, provides additional business and cultural insights from the local community.
Myung Shin Sohn. Mr. Sohn, age 52, has served as a director since 2024. He is the Managing Partner of Dow & Sohn CPAs, Professional Corporation, providing accounting, tax, and advisory services to domestic and international clients. Mr. Sohn has extensive expertise in accounting and auditing matters, including Generally Accepted Accounting Principles (GAAP), Generally Accepted Audit Standards (GAAS), international tax compliance, and Korean International Financial Reporting Standards (K-IFRS). He currently serves as Chief Financial Officer of the Korea Franchise Association USA and the Korean American United Foundation. He previously served in leadership roles with professional and nonprofit organizations, including as a Publication and Social Networking Service Officer at the Korean-American CPA Society of Southern California from 2018 to 2023. Mr. Sohn holds a Master of Business Administration in Accountancy from California State University Fullerton.
Ki Won Yoon. Ms. Yoon, age 65, has served as a director since June 2025 . Prior to joining the Board, she served as Executive Vice President and Chief Lending Officer beginning October 2013. Before joining Open Bank, she served as District Manager at BBCN Bank (now Bank of Hope), which she joined in 1999, where she managed a significant loan portfolio. Ms. Yoon holds a Bachelor of Arts in Food & Nutrition from Sook Myung Women’s University and is a graduate of Pacific Coast Banking School.
Recommendation of the Board of Directors
The Board of Directors recommends the election of each nominee. The proxy holders intend to vote all proxies FOR the election of each nominee unless otherwise instructed.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act requires that the Company provide shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Company’s named executive officers. This proposal relates to the 2025 compensation of our named executive officers, as disclosed in the section entitled “Executive Compensation,” including the accompanying compensation tables and narrative discussion contained in this proxy statement.
The Board has designed the Company’s executive compensation programs that align the interests of our named executive officers with those of our shareholders. These programs are intended to motivate and reward strong performance, promote the achievement of short- and long-term strategic objectives, and discourage unnecessary or excessive risk-taking. The HRCC believes that the executive compensation for 2025 was reasonable, appropriate, and the result of a deliberate and balanced decision-making process.
Accordingly, shareholders are being asked to approve the following non-binding resolution:
“RESOLVED, that the shareholders approve the 2025 compensation of the Company’s named executive officers, as disclosed pursuant to Item 402(m) of Regulation S-K, including the compensation tables and related narrative disclosures contained in this proxy statement.”
The vote on this resolution is advisory and non-binding. Approval of this Proposal will not overrule or otherwise affect the decisions made by the Board of Directors or the Human Resources and Compensation Committee, nor will it create or imply any additional fiduciary duties. If the proposal is not approved, the Human Resources and Compensation Committee will consider the voting results, along with other relevant factors, in evaluating and designing future executive compensation programs. This advisory vote is not intended to address any specific element of compensation, but rather the overall compensation program and related policies and practices described in this proxy statement. Each of the Company’s named executive officers has an interest in this proposal, as it related to compensation arrangements in which they participate.
Proposal 2 will be approved on an advisory basis if the number of shares voted FOR the proposal exceeds the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Recommendation of the Board of Directors and the Human Resources and Compensation Committee
The Board and the Human Resources and Compensation Committee unanimously recommend that shareholders vote FOR Proposal 2. Proxies will be voted FOR Proposal 2 unless otherwise instructed.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Upon the recommendation of the Audit Committee, the Board of Directors has selected Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and is submitting the appointment to shareholders for ratification.
Crowe LLP has served as the Company’s independent auditors since 2010 and audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2025. Although ratification is not required by the Company’s Bylaws, the rules of the SEC, or Nasdaq, the Board believes that submitting the appointment of Crowe LLP to shareholders is a matter of good corporate governance. If shareholders do not ratify the appointment of Crowe LLP, the Audit Committee may reconsider the appointment; however, the Board and the Audit Committee retain discretion to continue the engagement. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such action would be in the best interests of the Company and its shareholders. Representatives of Crowe LLP are not expected to be present at the Annual Meeting.
Audit Committee Report
The Audit Committee operates pursuant to a written charter adopted by the Board and assists the Board in its oversight of the Company’s accounting, auditing, and financial reporting processes. During 2025, the Committee met eleven times and discussed with management the interim financial information contained in each quarterly earnings release prior to its public issuance.
In connection with its oversight of the audit process, the Audit Committee received from the independent auditors a written statement describing all relationships between the auditors and the Company that could reasonably be expected to bear on independence. The Audit Committee discussed these matters with the auditors and satisfied itself as to their independence. The Audit Committee also reviewed with independent auditors and the internal auditors the audit plans, scope, and results of their examinations.
The Audit Committee discussed with the independent auditors all communications required by the standards of the Public Company Accounting Oversights Board (“PCAOB”), including those required by Auditing Standard No. 1301, Communication with Audit Committees, and reviewed the results of the audit of the Company’s consolidated financial statements. In addition, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025, with management and the independent auditors.
Based on these reviews and discussions, the Audit Committee recommends to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

OP Bancorp
Audit Committee

Myung Shin Sohn (Chair)
Hyung J. Kim
Sunny Kwon
Yong Sin Shin

April 16, 2026
The Audit Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, nor shall it otherwise be deemed filed under those Acts.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees billed for services provided by our independent auditor, Crowe, for fiscal years 2025 and 2024:

Category of Services	Fiscal Year 2025	Fiscal Year 2024
Audit fees(1)	$811,650	$673,050
Audit-related fees	—	—
Tax fees(2)	79,364	69,221
All other fees	—	—
Total accounting fees	$891,014	$742,271

(1)Aggregate fees for professional services in connection with the audit of the Company’s annual financial statements and internal controls for fiscal years 2025 and 2024, reviews of financial statements included in the Company’s Form 10-Q, and audit services associated with other statutory and regulatory filings.
(2)Aggregate fees for tax services. These services consisted of preparation of annual federal and state tax returns, quarterly tax estimates, and assistance with the review, resolution, or response to tax notices. The ratio of Tax fees and All other fees to Total accounting fees was 9% for both 2025 and 2024.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the maintenance of auditor independence. The Audit Committee discussed these services with the independent registered public accounting firm and Company management, and concluded that the services are permitted under applicable rules and regulations governing auditor independence promulgated by the SEC and the PCAOB.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to applicable SEC rules, the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that such services do not impair the auditors’ independence. SEC rules specify certain non-audit services that may not be provided by the independent registered public accounting firm and assign to the Audit Committee responsibility for oversight of the auditor engagement.
Consistent with the these requirements, the Audit Committee Charter provides that the Audit Committee must review and pre-approve all audit and permitted non-audit services provided to the Company and its subsidiary. The Audit Committee may delegate pre-approval authority to its Chair, provided that any such approvals are presented to the full Audit Committee at its next scheduled meeting.
Recommendation of the Audit Committee and the Board of Directors
The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Proxies will be voted FOR this proposal unless otherwise instructed.

OTHER BUSINESS
If any matters not described in this proxy statement are properly presented at the Annual Meeting or any adjournment thereof, the proxy holders will vote the shares represented by proxies in accordance with their best judgment. Management is not aware of any other business to be brought before the meeting and, no shareholder proposals have been submitted for consideration at the meeting as of the date of this proxy statement.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of such reports to the Company.

Based solely on the Company’s review of copies of reports furnished to it, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during the fiscal year ended December 31, 2025, with the exception of the following:

Name	Transaction	Date Filed
Christine Y. Oh	Acquisition of Common Stock; Acquisition of Common Stock; Acquisition of Restricted Stock Units and Common Stock	Form 4 filed 3/3/2025 Form 4 filed 5/29/2025 Form 4 filed 12/3/2025
Ki Won Yoon	Acquisition of Common Stock	Form 4 filed 3/3/2025
Ryan Shin	Acquisition of Common Stock	Form 4 filed 3/3/2025
Ihnsuk J. Bang	Acquisition of Common Stock	Form 4 filed 3/3/2025
Jaehyun Park	Acquisition of Restricted Stock Units	Form 3 filed 4/10/2025
Wesley Won	Acquisition of Restricted Stock Units and Common Stock; Acquisition of Restricted Stock Units and Common Stock;	Form 3 filed 4/10/2025 Form 4 filed 12/3/2025
Jae H. Park	Acquisition of Common Stock	Form 4 filed 6/10/2025

SHAREHOLDER PROPOSALS
Shareholders intending to propose business to consideration at the 2026 Annual Meeting must provide timely notice in accordance with the Company’s Bylaws by delivering written notice to the Company’s Corporate Secretary not earlier than January 31, 2027 and no later than the close of business on March 2, 2027. Proposals not submitted within this timeframe or not otherwise in compliance with the Bylaws may be excluded from consideration, and proxy holders may exercise discretionary authority to vote against such proposals. Proposals from the floor at the Annual Meeting are not in order and will not be considered. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with all applicable proxy regulations, including but not limited to the requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934.
Shareholder proposals intended to be included in the Company’s proxy statement at the 2027 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Company no later than December 17, 2026, and must otherwise comply with applicable SEC regulations and with the Company’s Bylaws. Any failure to comply with these requirements will be considered material and will constitute a basis for rejecting the proposal.
For information regarding nominations submitted pursuant to the proxy access provisions of the Company’s Bylaws see “Corporate Governance and Board Matters — Board of Directors — Nomination of Directors.” Shareholders considering a shareholder proposal should be aware that the information set forth in this section represents a summary of the requirements. This summary is not complete, and any shareholder making a proposal must comply specifically with the requirements set forth in the Bylaws.

OP BANCORP

Jaehyun Park
Executive Vice President
and Corporate Secretary

April 16, 2026
Los Angeles, California

OP BANCORP

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

000001

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Pacific Time, on May 27, 2026.

Online
Go to **www.envisionreports.com/OPBK** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/OPBK

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

01 - Min J. Kim	02- Hyung J. Kim	03- Sunny Kwon
04 - Yong Sin Shin	05 - Myung Shin Sohn	06 - Ki Won Yoon
07 - Sang K. Oh		

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 6 8 6 3 7 6

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

04A0RA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OP Bancorp

ANNUAL MEETING OF SHAREHOLDERS

May 28, 2026

The undersigned shareholder of OP Bancorp (the "Company") hereby nominates, constitutes and appoints Jae H. Park the attorney, agent, and proxy of the undersigned with full powers of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the 2026 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at OP Bancorp's headquarters office located at 1000 Wilshire Boulevard, Suite 500, Los Angeles, California 90017, on Thursday, May 28, 2026, at 10:00 a.m., Pacific Time, and at any and all adjournments thereof as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS A CONTRARY INSTRUCTION IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTION. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ANY OTHER MATTER, IF ANY, PRESENTED AT THE MEETING. THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH OTHER MATTERS.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, AND MAY BE REVOKED BY THE SHAREHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE MEETING AND VOTING IN PERSON.

PLEASE SIGN AND DATE THE OTHER SIDE

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Your **Vote** Counts!

OP BANCORP

2026 Annual Meeting

Vote by May 27, 2026

11:59 PM ET

GENERAL BROKER

Hextone, Inc.
P.O. Box 9142
Farmingdale, NY 11735

1 OF 2
322,224
148,294

Ricky Campana
P.O. Box 123456
Suite 500
51 Mercedes Way
Edgewood, NY 11717

30#

FLASHID-JOB#

You invested in OP BANCORP and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 28, 2026.**

Get informed before you vote

View the Form 10-K, Notice & Proxy Statement online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 14, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control # XXXX XXXX XXXX XXXX

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

May 28, 2026
10:00 AM PDT

*If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.ProxyVote.com or request a paper copy of the materials, which will contain the appropriate instructions. Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

Control # XXXX XXXX XXXX XXXX

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

OP BANCORP
2026 Annual Meeting
Vote by May 27, 2026
11:59 PM ET

	Voting Items	Board Recommends
1.	Election of Directors **Nominees:** 01 Min J. Kim 02 Hyung J. Kim 03 Sunny Kwon 04 Yong Sin Shin 05 Myung Shin Sohn 06 Ki Won Yoon 07 Sang K. Oh	**For**
2.	Advisory Vote to Approve Executive Compensation - Approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for 2025	**For**
3.	Ratification of Independent Registered Public Accounting Firm - Ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.	**For**

Under New York Stock Exchange rules, brokers may vote "routine" matters at their discretion if your voting instructions are not communicated to us at least 10 days before the meeting. **We will nevertheless follow your instructions, even if the broker's discretionary vote has already been given, provided your instructions are received prior to the meeting date.**

1.00000
322,224
148,294

FLASHID-JOB#